                                                                 Exhibit 4(a)(2)

            INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
            -----------------------------------------------------


     THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, ("Instrument"), dated and effective as of February 1, 2001 (the "Effective Date"), among XEROX CORPORATION, a corporation organized under the laws of the State of New York (the "Company"), CITIBANK, N.A., a national banking association organized under the laws of the United States of America (the "Resigning Trustee"), and WILMINGTON TRUST COMPANY, a banking corporation organized under the laws of the State of Delaware (the "Successor Trustee"). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture as referred to below.

                                    RECITALS
                                    --------

     WHEREAS, pursuant to an Indenture, dated as of December 1, 1991 (the "Indenture"), among the Company and the Resigning Trustee, the Company issued its $200,000,000 8 1/8% Notes Due April 15, 2002 (Cusip 984121AT0), its
$200,000,000 7.15% Notes due August 1, 2004 (Cusip 984121AU7), its Medium Term Notes, Series B (Base Cusip 98412J), and its Medium Term Notes, Series C (Base Cusip 98412J) (collectively all such issued notes, the "Securities");

     WHEREAS, the Company appointed the Resigning Trustee as the trustee under the Indenture of all Securities issued under the Indenture;

     WHEREAS, there is presently issued and outstanding $962,000,000 in aggregate principal amount of the Securities;

     WHEREAS, the Indenture provides that the trustee may resign at any time with respect to any series of Securities and be discharged from the trusts created by the Indenture by notifying the Company in writing;

     WHEREAS, the Indenture further provides that if the trustee resigns with respect to any series of Securities, the Company, by or pursuant to a Board Resolution, shall promptly appoint a successor Trustee with respect to such applicable series of Securities;

     WHEREAS, the Resigning Trustee desires to resign as the trustee with respect to all Securities issued pursuant to the Indenture, and the Company desires to appoint the Successor Trustee as trustee to succeed the Resigning Trustee as the trustee with respect to the Securities; and

     WHEREAS, the Successor Trustee is willing to accept the appointment as trustee under the Indenture.

     NOW, THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Acceptance of Resignation of Resigning Trustee and Appointment of Successor Trustee. The Company having received written notice of the Resigning Trustee's request to resign as trustee pursuant to Section 8.07(b) of the

Indenture, hereby accepts the resignation of the Resigning Trustee as trustee under the Indenture. Pursuant to Section 8.07(e) of the Indenture, the Company acting pursuant to Board Resolution hereby appoints the Successor Trustee as trustee under the Indenture, and vests and confirms to the Successor Trustee all rights, powers, trusts, privileges, duties and obligations of the trustee under the Indenture.

     2. Company's Representations and Warranties. The Company hereby represents and warrants to the Successor Trustee that:

     a. It is duly organized and validly existing and in good standing under all applicable law, and, this Instrument has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid, binding and enforceable obligation;

     b. It has not entered into any amendment or supplement to the Indenture, and the Indenture is in full force and effect;

     c.   No Event of Default and no default exists under the Indenture;

     d. No covenant or condition contained in the Indenture has been waived by the Holders of a percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver;

     e. The Indenture was validly executed and delivered by it, and the Securities are validly issued securities of the Company; and

     f. The execution and delivery of this Instrument do not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, any (i) contract, agreement, indenture or other instrument (including, without limitation, its certificate of incorporation, by-laws and/or any and all other applicable organizational documents) to which it is a party or by which it or its property is bound, or (ii) any judgment, decree or order of any court or governmental agency or regulatory body or law, rule or regulation applicable to it or its property.

     3. Resigning Trustee's Representations and Warranties. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

     a. It has not entered into any amendment or supplement to the Indenture and the Indenture is in full force and effect;

     b. No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or by the Holders of a percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver;

     c. There is no action, suit or proceeding pending or threatened against the Resigning Trustee of which it has actual knowledge before any court or governmental authority arising out of any action or omission by the Resigning Trustee as trustee under the Indenture;

     d. It has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trusts created by the Indenture (the "Trusts") and all information in the possession of its corporate trust administration department relating to the administration and status of the Trusts and shall do such other things as the Successor Trustee may reasonably request to more fully vest and confirm in the Successor Trustee all the rights, powers, trusts, privileges, duties and obligations assigned and transferred hereby to the Successor Trustee;

     e. It has lawfully discharged its duties as trustee under the Indenture;

     f. Pursuant to Section 3.03 of the Indenture, it duly authenticated and delivered the Securities in an aggregate principal face amount of $962,000,000 and there is currently issued and outstanding $962,000,000 in aggregate principal amount of the Securities;

     g. As of the Effective Date, it holds no property or money in its capacity as trustee under the Indenture; and

     h. This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee and constitutes its legal, valid, binding and enforceable obligation.

     4. Successor Trustee's Representations and Warranties. The Successor Trustee represents and warrants to the Resigning Trustee and the Company that:

     a. It is qualified and eligible to serve as trustee under the Indenture and the Trust Indenture Act of 1939, as amended (the "Act"); and

     b. This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid, binding and enforceable obligation.

     5. Acceptance by Successor Trustee. The Successor Trustee hereby accepts its appointment, as of the Effective Date, as successor trustee under the Indenture, and assumes, as of the Effective Date, all rights, powers, trusts, privileges, duties and obligations of the trustee thereunder, subject to the terms and conditions therein.

     6. Notice to Holders. Promptly after the Effective Date of this Instrument, the Company shall give notice in accordance with Section 8.07(f) of the Indenture of the resignation of the Resigning Trustee and the appointment of the Successor Trustee.

     7. Assignment by Resigning Trustee. The Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys, as of the Effective Date, to the Successor Trustee, as successor trustee under the Indenture, upon the Trusts expressed in the Indenture, all rights, powers, trusts, privileges, duties and obligations, which the Resigning Trustee, as trustee now holds under and by virtue of the Indenture, and shall pay over to the Successor Trustee, any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture, subject to the lien provided by Section 8.05 of the Indenture, which lien the Resigning Trustee expressly reserves to the fullest extent necessary to secure the Company's obligations under said section to the Resigning Trustee, which lien shall also secure the Company's obligations under said section to the Successor Trustee. Not withstanding any other provision in this Instrument, the Successor Trustee assumes none of the obligations or duties of the Paying Agent or Registrar in the Indenture.

     8. Indemnification

     a. The parties to this Instrument agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of any breach by the Resigning Trustee in the performance of its duties as trustee under the Indenture.

     b. The Company agrees to pay or indemnify, as applicable, the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of the Successor Trustee's legal counsel and other advisors) arising out of the actual, alleged or adjudicated actions or omissions of the Resigning Trustee that the Successor Trustee may suffer or incur as a result of the Successor Trustee accepting this appointment and acting as successor trustee under the Indenture. The Successor Trustee will furnish to the Company, promptly upon receipt, all documents with respect to any action the outcome of which would make the indemnity provided for in this paragraph operative. The Successor Trustee shall notify the Company in writing of any claim for which it may seek indemnity.

     c. As security for the performance of the obligations of the Company under this Section 8 and under Section 8.05 of the Indenture, the Successor Trustee shall have a lien prior to the Securities upon all property and funds held or collected by the Trustee as such.

     9. Further Assurances. The Company and the Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee, as successor trustee under the Indenture, said rights, powers, trusts, privileges, duties and obligations, agree upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting and confirming to the Successor Trustee all rights, powers, trusts, privileges, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture.

     10. Survival of Certain Obligations of the Company. Notwithstanding the resignation of the Resigning Trustee, the Company shall remain obligated under the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its trusteeship under the Indenture, and nothing contained in this Instrument shall in any way abrogate the obligations of the Company to the Resigning Trustee under the Indenture or any lien created in favor of the Resigning Trustee thereunder.

     11. Corporate Trust Office. Reference in the Indenture to the "Corporate Trust Office" of the Resigning Trustee or other similar terms shall be deemed to refer to the Corporate Trust Office of the Successor Trustee at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be principally administered.

     12. Notices. All notices, whether faxed or mailed will be deemed received when sent pursuant to the following instructions:

           TO THE SUCCESSOR TRUSTEE:
           WILMINGTON TRUST COMPANY
           Attn:  Corporate Trust Administration
           Rodney Square North
           1100 North Market Street
           Wilmington, Delaware 19890
           TELEPHONE:  (302) 651-1343
           TELECOPIER:  (302) 651-8882


           TO THE RESIGNING TRUSTEE:
           CITIBANK, N.A.
           111Wall Street, 14th Floor
           New York, New York 10005
           TELEPHONE:  (212) 657-7805
           TELECOPIER:  (212) 657-4009

           TO THE COMPANY:
           XEROX CORPORATION
           800 Long Ridge Road
           Stamford, Connecticut 06904
           Attn:  Assistant Treasurer
           TELEPHONE:  (203) 968-4653
           TELECOPIER:  (203) 968-3972


     13. Effective Date. This Instrument and the resignation, appointment and acceptance effected hereunder shall be effective as of the close of business on the Effective Date.

     14. Governing Law. This Instrument shall be governed by and construed in accordance with the laws of the State of New York.

     15. Counterparts. This Instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.





                            [SIGNATURE PAGE FOLLOWS]



     IN WITNESS WHEREOF, the parties have executed this Instrument to be effective as of the day and year first above written.

                                       WILMINGTON TRUST COMPANY,
                                       Successor Trustee

                                       By:   _____________________________
                                       Name:
                                       Title:


                                       CITIBANK, N.A.,
                                       Resigning Trustee

                                       By:   _____________________________
                                       Name:
                                       Title:


                                       XEROX CORPORATION,
                                       Company


                                       By:   _____________________________
                                       Name:
                                       Title: